news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
February 24, 2009

UNIT CORPORATION REPORTS 2008 FOURTH QUARTER & YEAR-END RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced a net loss of $119.8 million, or $2.56 per diluted share, for the three months ended December 31, 2008, compared to net income of $72.1 million, or $1.55 per diluted share for the three months ended December 31, 2007.  Included in those results was a noncash ceiling test write down of $282.0 million ($175.5 million after tax, or $3.74 per diluted share). The ceiling test write down was required to reduce the carrying value of the company’s oil and natural gas properties due to significantly lower commodity prices at year-end 2008.  Excluding the ceiling test write down, net income for the fourth quarter of 2008 would have been $55.7 million, or $1.19 per diluted share, a 23% decrease over the fourth quarter 2007.  Total revenues for the fourth quarter of 2008 were $291.0 million (53% contract drilling, 37% oil and natural gas, and 10% mid-stream), compared to total revenues for the fourth quarter of 2007 of $308.5 million (50% contract drilling, 37% oil and natural gas, and 13% mid-stream).

For the year ended 2008, Unit had net income of $143.6 million, or $3.06 per diluted share, compared to year-ended 2007 net income of $266.3 million, or $5.71 per diluted share.  Excluding the effect of the fourth quarter 2008 ceiling test write down, net income for the year would have been $319.1 million, or $6.80 per diluted share, an increase of 19% over 2007.  The company's  total year-end revenue was $1,358.1 million (46% contract drilling, 41% oil and natural gas, and 13% mid-stream), compared to $1,158.7 million (54% contract drilling, 34% oil and natural gas, and 12% mid-stream) for the same period in 2007.

Larry Pinkston, Unit’s Chief Executive Officer and President said: “We are pleased with the accomplishments that each of our business segments achieved during 2008 despite the effects of the significant fourth quarter declines in oil and natural gas prices.  Revenues for 2008 reached an all-time record and excluding the ceiling test write down, we would have also achieved record net income and earnings per share.  Our plans for 2009 reflect the challenges that lie ahead for the United States economy and our industry.  We are taking a cautious approach to our capital plans for 2009, with our overall business segments capital expenditure budget of $290 million expected to be funded within anticipated operating cash flows.  We have a 46-year history of success in a volatile industry and with the combination of our experience and a strong balance sheet, we have the flexibility to pursue growth opportunities and weather the uncertainties ahead.”

CONTRACT DRILLING SEGMENT INFORMATION
•	Added three new 1,500 horsepower diesel-electric drilling rigs to the fleet during 2008
•	Averaged 103.1 drilling rigs working during 2008, an increase of 4% from the 99.4 working during 2007

    Fourth quarter 2008 drilling rig utilization was 74% with an average of 96.7 drilling rigs working, a decrease of 6% from the fourth quarter of 2007, and a decrease of 13% from the third quarter of 2008.  Contract drilling rig rates for the fourth quarter of 2008 averaged $19,330 per day, an increase of 4%, or $686 per day, from the third quarter of 2008 and an increase of 7%, or $1,216 per day, from the fourth quarter of 2007.  Average operating margins for the fourth quarter of 2008 were $9,525 per day (before elimination of intercompany drilling rig profit of $6.5 million) compared to $9,314 per day (before elimination of intercompany drilling rig profit of $7.6 million) for the third quarter 2008, an increase of 2% or $211 per day, and $9,144 per day (before elimination of intercompany drilling rig profit of $7.0 million) for the fourth quarter of 2007, an increase of 4% or $381 per day.

    For the year ended 2008, drilling rig utilization was 79% as compared to 80% for the year ended 2007.  The company averaged 103.1 drilling rigs working during the year ended 2008, an increase of 4% from the 99.4 drilling rigs that worked during 2007.  Average operating margins for 2008 were $8,987 (before elimination of intercompany drilling rig profit of $27.9 million) as compared to $9,568 per day (before elimination of intercompany drilling rig profit of $22.7 million) for 2007, a decrease of 8%.  Contract drilling revenues were $622.7 million during 2008, a decrease of 1% from 2007.

Currently, the company has 132 drilling rigs, of which 55 are under contract.  The following table illustrates the company's drilling rig count at the end of each period and utilization rate during the period:

	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06
Rigs	132	131	131	129	129	128	128	118	117
Utilization	74%	85%	80%	78%	80%	78%	81%	83%	92%

Pinkston said: “During the year we added three new drilling rigs to our fleet, all three of which were 1,500 horsepower, diesel-electric drilling rigs, bringing the fleet to a total of 132 drilling rigs.  In late 2008, as a result of the significant decline in commodity prices and resulting decrease in demand for our drilling rigs, we stored a 1,500 horsepower diesel electric drilling rig in our Oklahoma City yard that was scheduled to be placed into service in North Dakota during the first quarter of 2009.  The mobilization of this drilling rig has been delayed pending final negotiation with our customer.  In addition, after discussions with our customers, we postponed the construction of five drilling rigs and have cancelled three additional drilling rigs we had previously anticipated building and instead substituted drilling rigs we already owned.  As a result of existing contractual obligations, we expect to take delivery of a new 1,500 horsepower diesel-electric drilling rig during the fourth quarter of 2009.”

EXPLORATION AND PRODUCTION SEGMENT INFORMATION
•	Increased fourth quarter 2008 production 6% over third quarter 2008 and 15% over the fourth quarter 2007
•	Replaced 186% of annual production with new reserves
•	Hedged approximately 69% of current natural gas production and 72% of current crude oil production for 2009
•	Reached total proved reserves of 569.4 billion cubic feet equivalent (Bcfe) of natural gas, 80% proved developed

Fourth quarter 2008 production was 318,000 barrels of oil, 427,000 barrels of natural gas liquids (NGLs), and 12.3 Bcf of natural gas, or a company-record 16.8 Bcfe, representing a 6% Mcfe increase over the third quarter of 2008 and a 15% Mcfe increase over the fourth quarter of 2007.  Total production for 2008 was a company-record 63.4 Bcfe, an increase of 15% over the 54.7 Bcfe produced during 2007.  Oil and natural gas revenues were a record $554.0 million during 2008, an increase of 42% over 2007.

The company's average natural gas price for the fourth quarter of 2008 decreased 12% to $5.55 per thousand cubic feet (Mcf), compared to $6.30 per Mcf for the fourth quarter of 2007.  The average oil price for the fourth quarter of 2008 was $77.71 per barrel compared to $87.93 per barrel for the fourth quarter of 2007, a decrease of 12%.  Average NGLs price for the fourth quarter of 2008 was $26.17 per barrel compared to $53.30 per barrel for the fourth quarter of 2007, a decrease of 51%.  During 2008, the average natural gas price received by the company was $7.62 per Mcf, compared to $6.30 per Mcf during 2007, a 21% increase.  Average oil price for 2008 was $93.87 per barrel compared to $70.61 per barrel during 2007, a 33% increase.  Average NGLs price for 2008 was $47.42 per barrel compared to $45.03 per barrel during 2007, a 5% increase.

    For 2009, the company has approximately 69% of its average daily natural gas production (based on its fourth quarter 2008 production volumes) hedged through NYMEX plus basis at several delivery points and approximately 72% of its daily crude production (based on its fourth quarter 2008 production volumes) is hedged.  Of the natural gas hedges, 89% are under swap contracts at a comparable NYMEX average price of $7.20 and 11% are under a collar contract with a comparable NYMEX floor of $8.22 and a ceiling of $10.80.  The average basis differentials for these swaps are ($0.85).  Of the oil hedges, 80% are under swap contracts at an average price of $51.87 and 20% under a collar contract with a floor of $100.00 and a ceiling of $156.25.  For 2010, approximately 47% of the company’s average daily natural gas production (based on fourth quarter 2008 production) is hedged under swap contracts at a comparable average NYMEX price of $7.26.  The average basis differentials for the swaps are ($0.61).

The following table illustrates this segment's production and certain other results for the periods indicated:

	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06
Production, Bcfe	16.8	15.9	16.0	14.7	14.7	14.0	13.2	12.8	14.2
Realized price, Mcfe	$6.21	$9.49	$10.19	$8.72	$7.66	$6.69	$7.19	$6.63	$6.26
Wells Drilled	67	82	72	57	81	51	67	54	66
Success Rate	90%	89%	90%	86%	90%	88%	82%	87%	89%

During 2008, this segment commenced drilling operations on 276 new wells, 257 of which were completed by year end.  In addition, 21 wells started but not completed in 2007 were completed in 2008 for a total of 278 wells completed during 2008.  Of the 278 completed wells, 245 were completed as producing for a success rate of 88% compared to the completion of 253 wells with an 87% success rate for 2007.

    During the fourth quarter of 2008, the company incurred a non-cash ceiling test write down of $282.0 million pre-tax ($175.5 million after tax) to reduce the carrying value of its oil and natural gas properties due to low commodity prices at year end.  This charge resulted from application of the ceiling test as prescribed by the Securities and Exchange Commission for companies that follow the full-cost method of accounting.

    Pinkston said:  “The exploration and production segment had an outstanding year in 2008.  We recently announced our record total proved reserves for December 31, 2008 of 569.4 Bcfe of natural gas, an 11% increase over our 2007 year-end total proved reserves. The results include negative price revisions of approximately 23 Bcfe resulting from significantly lower commodity prices at year-end 2008 as compared to 2007.  In addition, we achieved our long-standing annual goal of replacing at least 150% of the year’s production with new reserves for the 25th consecutive year, an accomplishment of which we are very proud.  The 2008 production replacement was 186%, 223% excluding the impact of the earlier mentioned negative price revisions, and over the last 25 years, we replaced our production at an average rate of 224%.  Our 2009 operational plan is structured in response to the current weakness in commodity prices.  During 2009, we plan to participate in the drilling of approximately 175 wells, a decrease of 37% over 2008.  Our preliminary annual production guidance for 2009 is approximately 63.0 to 64.0 Bcfe.  2009 will be a challenging year, but we will look for opportunities to grow the company within this weakened pricing environment.”

MID-STREAM SEGMENT INFORMATION
•	Completed the installation of one natural gas processing plant and added two new gathering systems during 2008
•	Increased fourth quarter 2008 liquids sold volumes 16% over fourth quarter 2007

Fourth quarter of 2008 processing volumes of 72,491 MMBtu per day and liquids sold volumes of 197,428 gallons per day increased 23% and 16%, respectively, from the fourth quarter of 2007.  Fourth quarter 2008 gathering volumes were 187,585 MMBtu per day, a 12% decrease from the fourth quarter of 2007.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the fourth quarter was $3.8 million or 43% lower than 2007’s fourth quarter, driven primarily by decreases in commodity prices.  The decline in commodity prices during the fourth quarter resulted in declines in processing margins.

For 2008, processing volumes of 67,796 MMBtu per day and liquids sold volumes of 195,837 gallons per day increased 35% and 51%, respectively, over 2007.  Gathering volumes for 2008 were 197,367 MMBtu per day, a 10% decrease over 2007.  Operating profits for 2008 increased 66% to $31.3 million compared to 2007.

The following table illustrates certain results from the mid-stream operations at the end of each period:

	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06
Gas gathered MMBtu/day	187,585	195,914	205,397	200,697	212,786	221,508	218,290	226,081	253,776
Gas processed MMBtu/day	72,491	71,260	67,545	59,797	59,009	55,721	42,645	43,327	44,781
Liquids sold Gallons/day	197,428	199,805	202,130	183,924	169,897	137,098	113,829	95,964	93,792

The company's mid-stream segment operates three natural gas treatment plants, owns nine processing plants, 37 active gathering systems and approximately 770 miles of pipeline.

Pinkston said:  “During 2008, our mid-stream segment completed the installation of one natural gas processing plant, increasing processing capacity by approximately 20 MMcf per day and also added two new gathering systems.  In addition, it added an additional 94 miles of pipeline in 2008, which is an approximate 14% increase in total miles of pipeline, and connected an additional 99 wells to its gathering systems.  Over the past year-and-a-half, it has been expanding its processing and liquids recovery capabilities and as a result, during 2008 achieved record levels of processing volumes and liquids sold volumes.  We remain optimistic about the growth opportunities of our mid-stream operations, despite the weak economy, as there are new and developing natural gas plays that will require the establishment of new or expanded gathering and processing infrastructure.”

FINANCIAL INFORMATION
Unit ended the year with working capital of $90.2 million, long-term debt of $199.5 million, and a debt to capitalization ratio of 11%.  Under the company's credit facility, the amount available is the lesser of the amount elected by the company as the commitment amount (currently $325 million) or the value of the borrowing base as determined by the lenders under the credit facility, but not to exceed the maximum credit facility amount of $400.0 million.  As of the last redetermination date, October 15, 2008, the borrowing base was established at $500.0 million by the lenders.  The next redetermination of the borrowing base will be made during the second quarter of 2009 and will be based primarily on the company's final year-end oil and natural gas reserves and will take into account the company’s hedge positions.  The company is currently in compliance with all of the covenants contained in its credit facility.

WEBCAST
Unit will webcast its fourth quarter and year-end earnings conference call live over the Internet on February 24, 2009 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

_____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
    This news release call contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, the ability to contract new rig additions to its fleet, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as the ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Statement of Income:
Revenues:
Contract drilling	$155,208	$155,239	$622,727	$627,642
Oil and natural gas	107,354	113,800	553,998	391,480
Gas gathering and processing	28,628	39,274	181,730	138,595
Other	(169)	195	(362)	1,037
Total revenues	291,021	308,508	1,358,093	1,158,754

Expenses:
Contract drilling:
Operating costs	78,366	75,813	312,907	304,780
Depreciation	18,521	15,612	69,841	56,804
Oil and natural gas:
Operating costs	25,886	27,408	116,239	97,109
Depreciation, depletion
and amortization	44,794	35,050	159,550	127,417
Impairment of oil and natural gas properties Gas gathering and processing:	281,966	---	281,966	---
Operating costs	24,849	32,605	150,466	119,776
Depreciation and amortization	3,890	3,307	14,822	11,059
General and administrative	5,240	6,252	25,419	22,036
Interest, net	142	1,195	1,304	6,362
Total expenses	483,654	197,242	1,132,514	745,343
Income (Loss) Before Income Taxes	(192,633)	111,266	225,579	413,411

Income Tax Expense (Benefit):
Current	(284)	13,144	40,877	66,642
Deferred	(72,501)	25,973	41,077	80,511
Total income taxes	(72,785)	39,117	81,954	147,153

Net Income (Loss)	$(119,848)	$72,149	$143,625	$266,258

Net Income (Loss) per Common Share:
Basic	$(2.57)	$1.56	$3.08	$5.74
Diluted	$(2.56)	$1.55	$3.06	$5.71
Weighted Average Common
Shares Outstanding:
Basic	46,639	46,380	46,586	46,366
Diluted	46,892	46,622	46,909	46,653

	December 31,	December 31,
	2008	2007
Balance Sheet Data:
Current assets	$286,585	$197,015
Total assets	$2,581,866	$2,199,819
Current liabilities	$196,399	$156,404
Long-term debt	$199,500	$120,600
Other long-term liabilities	$75,807	$59,115
Deferred income taxes	$477,061	$428,883
Shareholders’ equity	$1,633,099	$1,434,817

	Year Ended December 31,
	2008	2007
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$730,336	$555,311
Net Change in Working Capital	(40,423)	22,260
Net Cash Provided by Operating Activities	$689,913	$577,571
Net Cash Used in Investing Activities	$(806,141)	$(512,333)
Net Cash Provided by (Used In) Financing Activities	$115,736	$(64,751)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2008		2007		2008		2007
Contract Drilling Operations Data:
Rigs Utilized		96.7		102.7		103.1		99.4
Operating Margins (2)		50%		51%		50%		51%
Operating Profit Before
Depreciation (2) ($MM)		$76.8		$79.4		$309.8		$322.9

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls Natural Gas Liquids - MBbls		318 427		300 316		1,261 1,388		1,091 785
Natural Gas - MMcf		12,331		10,957		47,473		43,464
Average Prices:
Oil – MBbls Natural Gas Liquids - MBbls	$ $	77.71 26.17	$ $	87.93 53.30	$ $	93.87 47.42	$ $	70.61 45.03
Natural Gas - MMcf		$5.55		$6.30		$7.62		$6.30
Operating Profit Before
DD&A and impairment (2) ($MM)		$81.5		$86.4		$437.8		$294.4

Gas Gathering and Processing Operations Data:
Gas Gathering - MMBtu/day		187,585		212,786		197,367		219,635
Gas Processing - MMBtu/day		72,491		59,009		67,796		50,350
Liquids Sold – Gallons/day		197,428		169,897		195,837		129,421
Operating Profit Before Depreciation
and Amortization (2) ($MM)		$3.8		$6.7		$31.3		$18.8
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by operating revenue.